EXHIBIT 99.1

                                [GRAPHIC OMITTED]

FOR IMMEDIATE RELEASE:

                  SUNBEAM ANNOUNCES 16.6% ONGOING SALES GROWTH
                 EPS OF $0.30 CLIMBS 900% OVER PRIOR YEAR PERIOD

DELRAY BEACH, FLORIDA JULY 23, 1997 - Sunbeam Corporation (NYSE:SOC) announced today its second quarter 1997 results. Sales for the quarter were $287.6 million, reflecting a 16.6% increase over the prior year period on a comparable basis (excluding discontinued businesses and divested product lines). Earnings per share from continuing operations of $0.30 were 900% ahead of the $0.03 reported in the second quarter of 1996. On a year to date basis, revenue of $541.1 million was 14.7% above 1996, on a comparable basis, and earnings per share from continuing operations of $0.54 were 391% above the $0.11 reported in 1996.

In making the announcement, Al Dunlap, Sunbeam's Chairman and Chief Executive Officer, said, "These financial results show that we have accelerated the growth experienced in the first quarter of 1997, and they validate our strategy to divest non-core businesses, rationalize SKU's and focus like a laser on growing core businesses." Mr. Dunlap, who took over Sunbeam on July 18, 1996, said, "Contrary to views that this is a slow-growth industry, if you introduce innovative products and get them to market on time, this can be an outstanding business with great returns for shareholders."

Mr. Dunlap attributed the impressive second quarter sales results to strong increases in the Company's global Appliance (up 24%) and Outdoor Cooking (up 11% after three years of declines) categories which comprised approximately 80% percent of Sunbeam's sales in the quarter. International sales were up 26%, driven primarily by 42 new product introductions and the signing of 20 new international distribution and license agreements during the past nine months. Domestic sales growth of 14% was attributable to improved distribution, new product introductions and the first sustained growth in the grill business in over three years. "Sales to our top ten domestic customers were up over 20% reflecting our strategic initiative to significantly improve shipping performance," Mr. Dunlap said.

On a reported basis, Sunbeam's sales for the second quarter and first six months of 1997 were up slightly less, 13.3% and 11.9%, respectively because of accounting rules which require that certain divested businesses (time & temperature products, decorative bedding and Counselor & Borg branded scales) not be classified as discontinued operations.

"I believe that the toughest quarterly comparison is now behind us, and I look forward to a continuation of these remarkable financial results, including strong double digit sales growth, during the balance of the year as we accelerate introduction of new products such as the soft serve ice cream maker, a high-end gas grill line and some from our secret product room," Mr. Dunlap said.

Sunbeam Corporation is a leading consumer products company that designs, manufactures and markets, nationally and internationally, a diverse portfolio of brand name products. The Company's Sunbeam(R) and Oster(R) brands have been household names for generations, both domestically and abroad, and the Company is a market leader in many of its product categories.

CAUTIONARY STATEMENT: Statements contained in this press release, including statements relating to the Company's expectations regarding anticipated performance in the future, are all "forward looking statements" as such term is defined in the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from the Company's statements regarding its expectations, goals or projected results, due to various factors, including those set forth in the Company's Cautionary Statements contained in its Form 10-K, filed with the Securities and Exchange Commission on March 31, 1997.

                    ****************************************
Contact:          Media:                      Investors:
                  Mari Hope                   Rich Goudis
                  (212)885-0339               (561)243-2142

                      SUNBEAM CORPORATION AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                           (in millions, except EPS)

                                                                 SIX MONTHS ENDED                    THREE MONTHS ENDED
                                              ---------------------------------------   --------------------------------------
                                                        JUNE 29,            JUNE 30,             JUNE 29,             JUNE 30,
                                                         1997                1996                 1997                 1996
                                              ------------------   -----------------   ------------------  ------------------
Net sales                                                 $541.1              $483.6               $287.6              $253.9

Cost of goods paid                                         398.8               388.3                213.1               206.7
                                              ------------------   -----------------   ------------------  ------------------

   Gross profit                                            142.3                95.3                 74.5                47.2
   % of sales                                               26.3%               19.7%                25.9%               18.6%

Selling, general & administrative expense                   64.6                70.6                 31.6                38.0
                                              ------------------   -----------------   ------------------  ------------------

   Operating earnings                                       77.7                24.7                 42.9                 9.2
   % of sales                                               14.4%                5.1%                14.9%                3.6%

Interest expense                                             5.0                 6.4                  3.0                 3.4
Other (income) expense, net                                 (0.4)                2.3                 (0.5)                0.9
                                              ------------------   -----------------   ------------------  ------------------

   Earnings from continuing operations before
      income taxes                                          73.1                16.0                 40.4                 4.9

Income taxes                                                26.3                 6.6                 14.2                 2.1
                                              ------------------   -----------------   ------------------  ------------------

   Earnings from continuing operations                      46.8                 9.4                 26.2                 2.8

Earnings (loss) from discontinued operations,
   net of taxes                                            (13.7)               15.2                    -                 4.4
                                              ------------------   -----------------   ------------------  ------------------

   Net earnings                                            $33.1               $24.6                $26.2                $7.2
                                              ==================   =================   ==================  ==================

Earnings per share from continuing operations              $0.54               $0.11                $0.30               $0.03
                                              ==================   =================   ==================  ==================

Earnings per share                                         $0.38               $0.30                $0.30               $0.09
                                              ==================   =================   ==================  ==================

Average number of common shares outstanding                 87.3                82.5                 87.5                82.5

                      SUNBEAM CORPORATION AND SUBSIDIARIES

                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                  (in millions)

                                                             June 29,       December 29,
                                                               1997             1996
                                                             --------       ------------
ASSETS
   Current assets:
      Cash and cash equivalents                                $58.0            $11.5
      Receivables, net                                         252.0            213.4
      Inventories                                              208.4            162.3
      Net assets of discontinued operations and other assets
         held for sale                                           5.5            102.8
      Deferred income taxes                                     58.6             93.7
      Prepaid expenses and other current assets                 52.3             40.4
                                                           ---------        ---------
         Total current assets                                  634.8            624.1

      Property, plant and equipment, net                       229.3            220.1
      Trademarks and trade names, net                          197.7            200.3
      Other assets                                              27.5             28.2
                                                           ---------        ---------
                                                            $1,089.3         $1,072.7
                                                           =========        =========

LIABILITIES AND SHAREHOLDERS' EQUITY
   Current liabilities:
      Short-term debt and current portion
         of long-term debt                                      $0.7             $0.9
      Accounts payable                                         136.5            107.3
      Restructuring accrual                                     31.2             63.8
      Other current liabilities                                 89.7             99.5
                                                           ---------        ---------
         Total current liabilities                             258.1            271.5

      Long-term debt                                           174.9            201.1
      Deferred income taxes                                     55.9             52.3
      Non-operating and other long-term liabilities            144.7            152.5

      Shareholders' equity                                     455.7            395.3
                                                           ---------        ---------

                                                            $1,089.3         $1,072.7
                                                           =========        =========

                      SUNBEAM CORPORATION AND SUBSIDIARIES

                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW
                                  (in millions)

                                                                   Six Months Ended
                                                             ---------------------------
                                                             June 29,           June 30,
                                                               1997              1996
                                                             --------       ------------
OPERATING ACTIVITIES
   Net earnings                                                 $33.1              $24.6
   Depreciation and amortization                                 19.8               23.3
   Deferred income taxes                                         32.0                3.6
   Loss on sale of discontinued operations, net of taxes         13.7                -
   Changes in working capital and other, including
      restructuring spending                                   (102.8)             (58.7)
                                                             ---------            -------
                                                                 (4.2)              (7.2)

INVESTING ACTIVITIES
   Capital expenditures                                         (26.7)             (34.9)
   Proceeds from sale of divested operations and other assets    84.7                -
                                                             ---------            -------
                                                                 58.0              (34.9)

FINANCING ACTIVITIES
   Net borrowings (payments) under revolving credit facility    (15.0)              45.0
   Issuance of long-term debt                                     -                  6.5
   Payment of debt obligations                                  (11.8)              (0.7)
   Proceeds from exercise of stock options                       20.3                1.1
   Other                                                         (0.8)              (2.3)
                                                             ---------            -------
                                                                 (7.3)              49.6
                                                             ---------            -------

Net increase in cash and cash equivalents                        46.5                7.5

Cash and cash equivalents, beginning of period                   11.5               28.3
                                                             ---------            -------

Cash and cash equivalents, end of period                        $58.0              $35.8
                                                             =========            =======
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